Exhibit E
UNOFFICIAL ENGLISH TRANSLATION
Execution version
SHARE PURCHASE AGREEMENT SUBJECT TO PRECEDENT CONDITION DATED AS OF NOVEMBER 7, 2011 (THE “AGREEMENT”), BY AND AMONG:
(A)	GRUPO ADO, S.A. DE C.V., HEREBY REPRESENTED BY MR. JOSÉ ANTONIO PÉREZ ANTÓN (HEREINAFTER THE “PURCHASER”OR “GRUPO ADO”); AND
(B)	AGRUPACIÓN AEROPORTUARIA INTERNACIONAL III, S.A. DE C.V., HEREBY REPRESENTED BY MR. FERNANDO GERARDO CHICO PARDO (HEREINAFTER “AGRUPACIÓN” OR THE “SELLER”).
(C)	WITH THE APPEARANCE OF MR. FERNANDO GERARDO CHICO PARDO, ON HIS OWN BEHALF (“FCP”) EXCLUSIVELY FOR THE PURPOSES OF CLAUSES TENTH AND THIRTEENTH (C) OF THIS AGREEMENT.
REPRESENTATIONS
I. The Seller, through its attorney-in-fact, hereby represents and warrants that:
(1) Legal Existence, Capacity, Authority and Execution of the Seller. It is a Sociedad Anonima de Capital Variable, with Mexican nationality, duly organized and existing under the laws of the United Mexican States (“Mexico”), and duly registered in the applicable Public Registry of Commerce of its corporate domicile, as evidenced by the copy of the public deed attached hereto as Appendix “A”, and that it has the legal capacity to enter into this Agreement and other Transaction Documents, and to assume the obligations derived from this Agreement and the Transaction Documents, which exist, are valid and enforceable in accordance with their respective terms and conditions.
(2) Legal Representative. The legal representative of the Seller has all the sufficient capacity and authority, inclusively a power of attorney for acts of domain and to endorse and subscribe negotiable instruments, to execute this Agreement on behalf of the Seller, and such capacity and authority have not been revoked, limited or amended in any manner whatsoever as of the date hereof, as evidenced by the copy of the public deed attached hereto as Appendix “B”.

(3) Ownership of the Shares.
(a) Agrupación is the sole and lawful owner and holder of 3,774,629 (three million seven hundred and seventy four thousand six hundred and twenty nine) American Depositary Shares (“ADS’s”) which represent 37,746,290 (thirty seven million seven hundred and forty six thousand two hundred and ninety) Series B shares of Asur, owned by the Seller, and which jointly represent 12.58% (twelve point fifty eight percent) of the representative shares of the capital stock of Asur (the “Shares”), which are fully subscribed and paid-in. The Shares of Asur were duly authorized and validly issued, fully subscribed and paid-in, qualified as outstanding shares and are free and clear of any Lien, domain limitation, first refusal or preemptive rights and have not been granted to any trust agreement, or to any other agreement, arrangement, option, promise which restricts or limits in any way the voting and economic rights, or the rights to dispose of or to sale such shares.
(4) Absence of Disputes. The execution by the Seller of this Agreement and the performance of its respective obligations pursuant to the latter, does not contravenes any of the provisions of the Seller’s by-laws, nor breaches the Applicable Laws, nor any Contractual Provisions, orders, official communications, judgments, awards or resolution to which the Seller is subject to.
(5) Authorizations, Notices and Consents. All the necessary consents, approvals, instructions or authorizations (corporate, statutory or others) for the execution of this Agreement, to perform or carry out the assumed obligations pursuant to the latter and to carry out the Transaction in accordance with the Applicable Law and this Agreement has been duly granted to the Seller and are in full force and effect. It is not necessary to obtain the consent, approval, notification, authorization or order from, or the pronouncement, filing or any registry before any Authority or third party, regarding the Seller and the execution, delivery and performance of this Agreement or to execute the Transaction, unless for the Approval of COFECO.
(6) Existing Businesses. Neither the Seller nor its Affiliates, including FCP, occupy or act in any position as manager, board member, services provider, counsel or employee of any competitor of the Companies, and unless for the investments in debt and capital instruments which are listed in a stock market, have no participation or commitment whatsoever with any business which competes with the Business.
(7) Will. It is its will to enter into this Agreement and assume its obligations derived therefrom.

II. The Seller, through its attorney—in—fact, hereby represents and warrants regarding Asur and the Subsidiaries (the “Companies”), that:
(1) Legal Existence
(a) The Companies are a sociedad anónima de capital variable, or in the case of Asur a sociedad anónima bursátil de capital variable, with Mexican nationality, duly organized and existing under the laws of Mexico, and duly registered in the applicable Public Registry of Commerce of their corporate domicile, as evidenced by the copy of the public deed attached hereto as Appendix “C”
(2) Capital Stock Structure of Asur
(a) The Appendix “D” contains a description of the authorized capital stock, the subscribed and paid-in capital stock, and the issued shares representative of the capital stock of Asur. The Asur Shares (i) are duly and validly registered in the National Securities Registry of the CNBV; (ii) are authorized to be trade in the BMV under the trade code “ASUR”; and (iii) the shares certificates which represent the latter are duly deposited in the Indeval. The Asur Shares are duly ad validly registered before the SEC and authorized to be trade in the NYSE under the trade code “ASR”.
(b) The Appendix “E” identifies the Subsidiaries of Asur and establishes for each of them its authorized capital stock, the capital stock subscribed and paid-in, the issued shares and the holders of the shares representing its capital stock, which are directly the sole and rightful owners, without any limitation, of the representative shares of the capital stock of each of the Subsidiaries. With the exception of what is set forth in the Privatization Documents, neither the Seller nor FCP or its Affiliates, have, directly or indirectly, any right or special preemptive right which could give them the Control of the Subsidiaries.
(3) Participation in the Capital Stock. Except as provided in Annex “II. (3)”, or as far as the knowledge of the Seller, the Companies are not proprietaries or holders of, directly or indirectly, shares, equity or interest in any Person.
(4) Capital Stock of the Companies.
(a) Except as provided in the Annex “II.(4)(a)”, all the representative shares of the capital stock of each of the Companies (i) are duly authorized, validly issued, subscribed and paid-in, and qualify as outstanding shares; (ii) are free and clear of any Lien, domain limitation, first refusal or preemptive rights and have not been granted to any trust agreement, or to any other agreement, arrangement, option, promise which restricts or limits in any way the voting and economic rights, or the rights to dispose of or to sale such shares., except as provided in this Agreement and in the Transaction Documents.

(b) Except as provided in the Annex “II.(4)(a)”, there are no Covenants or laws (i) pursuant to which the Companies are or will be obligated to issue, sell, purchase, return or amortize any of the shares of the capital stock or any other securities issued by the Companies; (ii) which grant to any Person the right to receive corporate and economic rights similar to the rights enjoyed by or granted to the holders of the representative shares of the capital stock of the Companies; or (ii) that have authorized to subscribe treasury shares, representative of the capital stock of the Company.
(c) Except as provided in the Annex “II.(4)(c)”, or as far as the knowledge of the Seller, the Companies are not part of, nor are obligated by any Covenant or Agreement that forbids, limits or enforce any condition to the capacity of any of the Companies to pay dividends or any other benefits regarding the representative shares of the capital stock or other equity interest or to contract and return loans or down payment to its shareholders or to guarantee any Liability of its shareholders.
(5) Concessions.
(a) Asur and/or the Subsidiaries are the sole and legitimate holders of the concessions, permits, licenses, administrative agreements, agreements, administrative bases and authorizations for, among others, the management operation and exploitation of the international airports located in the cities of Cancun, Quintana Roo; Cozumel, Quintana Roo; Mérida, Yucatán; Huatulco, Oaxaca; Oaxaca, Oaxaca; Veracruz, Veracruz; Villahermosa, Tabasco; Tapachula, Chiapas and Minatitlán, Veracruz (each of them the “Airport” and jointly the “Airports”) (these concessions, permits, licenses, administrative agreements, agreements, administrative bases and authorizations, all together, and the amendments, addenda, additions, and renewals, if any, will be referred to hereinafter as the “Concessions”). The Concessions will be in full force until 2048, and they might be renewed once or more times by an additional term of 50 years. The Concessions and the rights arising from the latter in favor of the Companies are clear and free of any Lien and were granted specifically to the Subsidiaries in accordance with the Applicable Law.
(b) The Concessions are, as far as the knowledge of the Seller, since the date of they were granted, have always been valid and in full force and effect in terms of the Applicable Law, as evidenced in the copy of the concession title attached hereto as Appendix“F” of this Agreement.
(6) Compliance with the Privatization Documents, Concessions and Applicable Law. As far as the knowledge of the Seller, the Companies, as applicable, comply and during the Open Term have complied with their obligations regarding the important matters derived from the Privatization Documents, the Concessions and the Applicable Law.

(7) Absence of Proceedings Regarding the Concessions and Business Assets. As of the execution date of this Agreement, the Seller has no knowledge of the existence of any revocation procedure, lapsing, termination, cancellation, fines, expropriation or nationalization, in progress or threatened by, any Authority or any other Person which haves or may have a material adverse effect in the transactions, legal, accounting and financial conditions of the Companies and the Concessions of in the viability of the Business, jointly.
(8) Technical Assistance Agreement, Participation Agreement and Trust Agreement; Consideration.
(a) As far as the knowledge of the Seller, the Technical Assistance Agreement, the Participation Agreement and the Trust Agreement constitute valid and in full force obligations of the parties under such agreements and are enforceable on their terms.
(b) During the Open Period there has not been any event of default and there is currently no relevant event of default which remains in force of any party under the Technical Assistance Agreement, the Participation Agreement and the Trust Agreement.
(c) The annual consideration stipulated for the services rendered by the Strategic Partner to Asur, under the Technical Assistance Agreement is described in the Technical Assistance Agreement, which was provided to the Purchaser prior the execution date of this Agreement. Asur has not any Liability as a consequence of the lack of payment of the consideration stipulated in the Technical Assistance Agreement, unless for rendered services which are pending to be paid.
(9) Disclosure
(a) From February 14, 2005 to December 31, 2010, Asur has filed, in a timely manner, before the BMV and the NYSE the annual reports, which it has been obliged to file for disclosure to the investing public pursuant to the Applicable Law (the “Annual Reports”).
(b) Annual Reports reasonably reflected the situation of the Companies at the date of their issuance, and, in accordance with the Applicable Laws, (i) did not contain any false relevant information (ii) did not omitted to disclose information regarding a relevant fact and (iii) as far as the knowledge of the Seller, did not contain information that, in connection to a relevant fact or matter, is likely to mislead.
(c) To the Seller awareness, from January 1, 2011 to the date of this Agreement, Asur has complied with its disclosure obligations under the Applicable Laws, and has not disclosed false information about any material fact of the Companies or has omitted to disclose information about a relevant fact of the Companies under the Applicable Law, should have been disclosed.

(10) Absence of changes. In the period from January 1, 2010 to the date of execution of this Agreement, unless for the effects derived from the global macroeconomic crisis, (i) there has not been any Material Adverse Change, nor has occurred any event or series of events in which there can be a Material Adverse Change; and (ii) the Companies have not conducted any transaction that is not in accordance with the ordinary course of its business, including expenses and disbursements outside the ordinary course of the business.
(11) Permits, Authorizations and Licenses to operate the Business. As far as the knowledge of the Seller, the Companies have and are the titleholders of all the relevant Permits required to carry out or participate in the Business. All the relevant Permits are in force, were obtained and issued in accordance with Applicable Laws and the Companies are complying, and have complied during the Open Period, substantially with the terms and conditions of each of such Permits. As far as the knowledge of the Seller, there are no legal proceedings of any nature pending or threatening that may result in the revocation, limitation, suspension, cancellation, termination, relevant fines or substantial modification of a relevant Permit by any Authority or any other Person. The Companies have complied fully and promptly and on time with the obligations derived from the Permits and the Applicable Laws, including the filing, in a timely manner, of the extensions requests necessary to maintain the permits in full force, except for those cases where such non-compliance with the permits could not have an adverse effect on the results of the transactions, legal, accounting and financial conditions of the Companies as a whole, in the Concessions or in the Business viability. The Seller does not maintain or owns any rights regarding the permits. None of such authorizations, Concessions, licenses or permits are subject to suspension, modification, termination, revocation, expiration or non-renewal as a result of the Transaction.
(12) No Violation of the Law Requirements. As far as the Seller is aware, the Companies are not in violation, and during the Open Period have not violated any law, provisions, decree, order, statute, code, ruling, award, resolution, requirement or legal provision (in each case, a “Law Requirement”), including, without limitation, any Law Requirements: (i) regarding the operation of the Concessions; (ii) regarding the installation, improvement, development, operation and exploitation of the Business and the Airports; or (iii) that affects the use or occupancy of any property leased or used in connection with the Business or the Concessions; (iv) arising in the default of the Privatization Documents; (v) regarding with environmental pollution, health and safety; (vi) concerning to the construction, development plan, subdivision or any other land use; and (vii) regarding the compliance of the applicable provisions of the Stock Market Law applicable to the Companies, except for those cases in which such breach does not have an material adverse effect on the operations, legal, accounting and financial conditions of the Companies and the Concessions or in the viability of the Business, jointly. Except as provided in Annex “II. (12)”, or by those Claims that do not have or may have a material adverse effect on the operations, legal, accounting and financial conditions of the Companies and the Concessions or in the viability of the Business, jointly, as far as the knowledge of Seller, there are not any litigations, judicial, administrative or arbitration proceedings (which will be called individually a “Claim” and collectively “Claims”) pending or threatened against or in connection with the Companies, the Shares, Concessions, Privatization Documents, Business or with the Business Assets, in which is set forth a breach of any Law Requirement.

(13) Bankruptcy, Dissolution or Liquidation. As far as the Seller is aware, none of the Companies is in any process or case of bankruptcy, dissolution or liquidation, and has not been notified that any of the creditors of the Companies has initiated a process aimed to obtain the bankruptcy, dissolution or liquidation in accordance with Applicable Legislation. None of the Companies has started or is about to begin a voluntary bankruptcy proceeding, insolvency, dissolution or liquidation in accordance with the Applicable Legislation.
(14) Fees. In the event the Seller has hired, directly or indirectly, the services of any broker, financial advisor, investment banker or intermediary in connection with the execution of this Agreement or the operations derived from the latter, the Seller shall be the responsible for paying their fees and expenses related to the Transaction.
III. The Purchaser, through its attorney-in-fact, hereby represents and warrants that:
(1) Legal Existence, Capacity, Authority and Execution of the Seller. It is a Sociedad Anonima de Capital Variable, with Mexican nationality, duly organized and existing under the laws of Mexico, and duly registered in the applicable Public Registry of Commerce of its corporate domicile, as evidenced by the copy of the public deed attached hereto as Appendix “G”, and that it has the legal capacity to enter into this Agreement and other Transaction Documents, and to assume the obligations derived from this Agreement and the Transaction Documents, which exist, are valid and enforceable in accordance with their respective terms and conditions.
(2) Legal Representative. Its legal representative has the sufficient capacity and authority to execute this Agreement on behalf of the Purchaser, and such capacity and authority have not been revoked, limited or amended in any manner whatsoever as of the date hereof, as evidenced by the copy of the public deed attached hereto as Appendix “H”.
(3) Absence of Disputes. The execution by the Purchaser of this Agreement and the performance of its respective obligations pursuant to the latter, does not contravenes any of the provisions of the Purchaser’s by-laws, nor breaches the Applicable Laws, nor any Contractual Provisions, orders, official communications, judgments, awards or resolution to which the Purchaser is subject to.

(4) Authorizations, Notices and Consents. Except as provided in Annex III.(4), all the necessary consents, approvals, instructions or authorizations (corporate, statutory or others) for the execution of this Agreement, to perform or carry out the assumed obligations pursuant to the latter and to carry out the Transaction in accordance with the Applicable Law and this Agreement has been duly granted to the Purchaser and are in full force and effect. It is not necessary to obtain the consent, approval, notification, authorization or order from, or the pronouncement, filing or any registry before any Authority or third party, regarding the Purchaser and the execution, delivery and performance of this Agreement or to execute the Transaction, unless for the Approval of COFECO.
(5) Solvency. The Purchaser, or in its case its assignee, have or will have in the Closing Date the financial capacity and availability of sufficient financial resources to met its obligations under this Agreement, including, without limitation the payment of the Purchase Price.
(6)  Bankruptcy, Dissolution or Liquidation. The Purchaser is not in any process or case of bankruptcy, dissolution or liquidation, and has not been notified that any of the creditors of the Purchaser has initiated a process aimed to obtain the bankruptcy, dissolution or liquidation in accordance with Applicable Legislation. The Purchaser has not started, or is about to begin, a voluntary bankruptcy proceeding, insolvency, dissolution or liquidation in accordance with the Applicable Legislation.
(7) Existing Businesses. Neither the Purchaser nor its Affiliates occupy or act in any position as manager, board member, services provider, counsel or employee of any competitor of the Companies, and unless for the investments in debt and capital instruments which are listed in a stock market, have no participation or commitment whatsoever with any business which competes with the Business.
(8) Fees. In the event the Purchaser has hired, directly or indirectly, the services of any broker, financial advisor, investment banker or intermediary in connection with the execution of this Agreement or the operations derived from the latter, the Purchaser shall be the responsible for paying their fees and expenses related to the Transaction.
(9) The Resources for the Transaction. The resources to pay the Purchase come from a lawful origin.
(10) Will. It is its will to enter into this Agreement and assume its obligations derived therefrom.

In accordance with the abovementioned Representations, without any violence, injury, fraud, bad faith or any other vice of consent, the Parties agree to be bound by the terms of the following:
CLAUSES
FIRST. Certain Definitions
1.1 The capitalized terms used throughout this Agreement, whether singular or plural, shall have either the meanings indicated hereinafter:
“Shares” shall have the meaning attributed in Representation I.(3) of this Agreement.
“Business Assets” means any asset or Companies’ rights in connection to, or regarding the Business, and other assets, goods or equipment used up to the Balance Date, or acquired after such date, by the Companies in connection with the Business in general.
“ADS’s” shall have the meaning attributed in Representation I.(3)(a) of this Agreement.
“Airports” shall have the meaning attributed in section (a) of the Representation II.(5) of this Agreement.
“Affiliate” or “Affiliates” means, with respect to any Person, which is not an individual, any other Person who Controls, that is Contolled or under the joint Control, or the controlling companies of such Person. Regarding individuals, means the spouse, ascendants, lineal descendants and relatives by consanguinity or affinity up to second degree and the heirs of such Persons, or any Person under the guardinaship of any of the latter.
“Approval of COFECO” means the written no objection resolution of the COFECO in accordance with the Federal Economic Competition Law, by means of which the execution of this Agreement and the Transaction are approved, which shall be issued without any condition that has or could reasonably have a material adverse effect on the Business, the Companies and/or the Transaction or that affects the business and operation of the Purchaser and its Affiliates for an annual amount superior to US$10,000,000.00 (ten million dollars 00/100), as proved by the Purchaser to the Seller.
“Asur” means Grupo Aeroportuario del Sureste, S.A.B. de C.V.

“Excluded Matter” means any change, effect, event or situation which (a) results from the disclosure of this Agreement or the operations contemplated hereby; (b) results from the execution of this Agreement, from the performance of any act referred to herein or abstention to carry out any prohibited act by this Agreement, or the consummation of any of any of the transactions contemplated in this Agreement; (c) results of any amendment to the Applicable Law or the Mexico’s NIF, or in each case, the interpretation thereof; or (d) the result from the disclosure of the identity of the Purchaser as buyer of the Shares.
“Authority” or “Authorities” means any sovereign government or any political subdivision of the latter, Federal, state or local, any administrative, legislative or judicial state agency, and any government agency, authority, legislative state agency, court or central bank or other entity that exercises any executive, legislative, judicial, fiscal, regulatory or administrative authorities regarding to the government (including decentralized government agencies), of Mexico, United States of America or any other country, as applicable.
“Claim Notice” shall have the meaning attributed in section 10.2.1 of Clause Tenth of this Agreement.
“BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V.
“Material Adverse Change” means any change, effect, event or situation caused by the acts or omissions in the management and operation of the Companies, which result in a material adverse effect on the business, assets, properties, operation or situation, financial or prospects of the Companies, taken as a whole, with the exception of any change, effect, event or situation derived from an Excluded Matter. Likewise, it is considered that there is a Material Adverse Chance, if (i) the Exchange Rate exceed the PS$15.50 (Fifteen 50/100 pesos) per Dollar to the Closing Date or 3 (three) Business Days after the date in which the Conditions are met, even if the Closing does not occur; and (ii) the fact that the trading price of the Shares in the BMV under the ticker symbol “asurb.mx” is minor than Ps$45.74 (forty five 74/100 pesos) per share to the Closing Date or 3 (three) Business Days after the date in which the Conditions are met, even if the Closing does not occur.
“Confidentiality Letter” means the confidentiality agreement dated as of April 6, 2011, entered by and among Promecap, S.A. de C.V. and Desarrolladora Nune, S.A. de C.V.
“Closing” shall have the meaning attributed in section 3.1 of the Third Clause of this Agreement.
“CNBV” means the National Banking and Securities Commission.

“COFECO” means the Federal Antitrust Commission.
“Purchaser” means Grupo ADO, S.A. de C.V. or its subsidiary up to 100% (one hundred percent) that was designated to carry out the Transaction in accordance with this Agreement.
“Concessions” shall have the meaning attributed in section (a) of the Representation II.(5) of this Agreement.
“Condition” o “Conditions” shall have the meaning attributed in the Sixth Clause of this Agreement.
“Purchaser’s Conditions” shall have the meaning attributed in the Sixth Clause of this Agreement.
“Seller’s Conditions” shall have the meaning attributed in the Sixth Clause of this Agreement.
“Agreement” means this Agreement with any and all the Annexes or Appendixes mentioned by in this Agreement, same which are incorporated by reference and are an integral part of this Agreement.
“Corporativo G Agreement” means the Share Purchase Agreement entered as of November 7, 2011, among the Purchaser, ITA, FCP, Promecap, S.A. de C.V. and Corporativo Galajafe, S.A. de C.V., by means of which the Purchaser acquired 100% (one hundred percent) of the representative shares of the capital stock of Corporativo Galajafe, S.A. de C.V., a Company who is the holder of the 49% (forty nine percent) of the representative shares of the capital stock of ITA.
“Technical Assistance Agreement” means the Technical Assistance and Technology Transfer Agreement, dated as of December 18, 1998, entered by and among ASUR, the Subsidiaries and ITA, as the latter may have been amended from time to time.
“Trust Agreement” means the Trust Agreement dated as of December 18, 1998, entered by and among ASUR, ITA, Banco Nacional de Comercio Exterior, S.N.C., as the latter may have been amended from time to time.
“Participation Agreement” means the Participation Agreement, dated as of December 18, 1990, entered by and among, the Federal Government of Mexico through the SCT, ASUR, the Subsidiaries, and ITA, as the latter may have been amended from time to time.

“Control” means the direct or indirect possession or the authority to direct or cause to be directed the management and policies of a Person, whether through the ownership of securities with voting rights, by means of an agreement or otherwise, and “Controlling” and “Controlled” have correlative meanings.
“Deducible” shall have the meaning attributed in section 10.3.1 of the Tenth Clause of this Agreement.
“Complaint” o “Complaints” shall have the meaning attributed in the Representation II.(12) of this Agreement.
“Business Day” o “Business Days” means any day other than Saturday, Sunday or a day on which banks are allowed to be closed in Mexico City, Federal District, Mexico.
“Contractual Provisions” means the by-laws of the Companies, the Seller, as applicable, and any promissory note, certificate of debt, option, convertible or exchangeable value, mortgage, indenture, arrangement, shareholders resolution, trust, license, lease or agreement, of which the Companies or the Seller, as applicable, are parties to, or to which any of the goods or assets, including, in respect to the Companies, the Business Assets are involved.
“General Provisions” means the general provisions applicable to the securities issuers and other participants of the stock market, issued by the CNBV on March 19, 2003, as the latter may have been amended from time to time.
“Transaction Documents” means this Agreement, the Corporativo G Agreement, and any other agreement or document related with the Transaction.
“Privatization Documents” means the General Guidelines for Investment on the Mexican Airport System published in the Federal Official Gazette on February 9, 1998, the Bidding Rules specified in the call for the acquisition of shares representing the capital of Asur, dated as of June 29, 1998, the Rating Form for those interested in participating in the call for the acquisition of shares representing the capital stock of Asur, dated as of June 29, 199 8, the Participation Agreement and Technical Assistance Agreement, as well as any other document relating to the privatization of the Mexican airport system and the acquisition of the representative share of the capital stock of Asur.
“Dollars” means the currency of the United States of America.
“FCP” shall have the meaning attributed in the proem of this Agreement.

“Closing Date” shall have the meaning attributed in section 3.1 of the Third Clause of this Agreement.
“Expiration Date” means (i) regarding the representations and warranties set forth in section I.(3)(a), II.(2), II.(4), II.(5), II.(6), II.(7) and II.(8) of the Representations of this Agreement, the prescription term set forth in the Applicable Law, (ii) regarding the representations and warranties set forth in section II.(9) of the Representations of this Agreement, 12 (twelve) months from the Closing Date, unless the Claim is related to tax matters contained in the Annual Reports referred to in section II.(9), in which case means 60 (sixty) months from the Closing Date, and (iii) regarding all the other representations and warranties of the Seller set forth in the Representations of this Agreement, will be 12 (twelve) months from the Closing Date.
“Lien” or “Liens” means any lien, pledge, mortgage, trust guaranty, real guaranties, bails, claim, lease, license, charge, option, preemptive right, first refusal right, easement, transfer restriction or any other limitation of any type.
“ADO Group” shall have the meaning set forth in the Proem of this Agreement.
“Taxes” means all the taxes, contributions, liens, impositions, deductions, charges or present or future withholdings, social security contributions, rights, official tariffs and other charges imposed by any Authority or enforceable in accordance with the Applicable Laws, whether federal, state, municipal, or of other nature, including income tax, single rate business tax, business-asset tax, real estate tax and contributions for improvements, withholdings, contributions to the IMSS, contribution to the SAR, contributions to the INFONAVIT and the value added tax and including in each case fines, penalties, surcharges and interest imposed by any Authority.
“IMSS” means the Mexican Institute of Social Security or any of its successors.
“Indeval” means the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V.
“INFONAVIT” means the National Workers’ Housing Fund Institute or any of its successors.
“IVA” means the value added tax.
“ITA” means Inversiones y Técnicas Aeroportuarias, S.A. de C.V.

“Airport Law” means all federal, state and municipal laws and other arrangements, agreements, regulations, decrees, orders, requirements, rules, guidelines, parameters, criteria, standards, international treaties duly signed and ratified by Mexico, Mexican Official Standards and any contractual obligation, permits, judgments, awards, licenses, permits or concessions, issued or used by any Authority, in each case in connection with the administration, operation and use of civilian airports and airfields in Mexico, as amended, added or modified from time to time. This term includes without limitation the Airports Act, the Provisions of the Airports Act, the Civil Aviation Act, the Provisions of the Civil Aviation Law, Air Traffic Provisions, the Internal Rules of Procedure for Air Transports Coordination and NOM-091-SCT3-2004, which sets forth the operations in the Mexican airspace with vertical separation minimum reduced (MRVSM).
“Applicable Law” means, with respect to any Person, all the laws, statutes, rules, orders and regulations of any Authority applicable to such Person or any of its respective properties or assets, and the amendments, additions or modifications from time to time of any law, or successor regulation thereof, including but not limited to the Airport Law, Stock Exchange Law and the Federal Antitrust Law.
“Stock Market Law” means all federal, state and municipal law and other arrangements, agreements, regulations, decrees, orders, requirements, rules, guidelines, parameters, criteria and standards issued by any Authority that are applicable in stock market terms, both in Mexico and the United States of America, as well as in any other country in which they listed the shares representing the capital of Asur, in effect during the term of this Agreement, and the amendments, additions or modifications from time to time of any law. This term includes, without limitation, the Stock Market Law, the General Provisions, the Internal Organizational Provisions of the BMV, the Operating Manual of the BMV, the Procedure Provisions of Indeval, the Operating Manual of the Indeval, the Securities Act of 1933 from the United States of America and the Securities Act of 1934 of the United States of America.
“Federal Antitrust Law” means the Federal Antitrust Law of Mexico.
“LMV” means the Stock Market Law.
“México” shall have the meaning attributed in the Recital I.(1) of this Agreement.
“Business” means the management, operation and exploitation of the Airports.
“NIF of México” means the Financial Information Standards developed by the Consejo Mexicano de Investigación y Desarrollo de Normas de Información Financiera, A.C. (formerly the Generally Accepted Accounting Principles in Mexico).
“NYSE” means the New York Stock Exchange.

“Joint Obligors” shall have the meaning attributed in section 10.1.1 of the Tenth Clause of this Agreement.
“Transaction” means the share purchase in the terms of this Agreement by the Purchaser and the Seller.
“Competitive Transaction” shall have the meaning attributed in section (B)(vi) of the Seventh Clause of this Agreement.
“Parties” means the Seller, FCP and the Purchaser.
“Indemnified Parties” shall have the meaning attributed in section 10.1.2 of the Tenth Clause of this Agreement.
“Indemnified Parties of the Purchaser” shall have the meaning attributed in section 10.1.1 of the Tenth Clause of this Agreement.
“Indemnified Parties of the Seller” shall have the meaning attributed in section 10.1.2 of the Tenth Clause of this Agreement.
“Indemnifying Party” in connection with any Claim, means any obliged Person to indemnify any Claim in accordance with the Tenth Clause of this Agreement.
“Liability” means liabilities (including any debts and obligations), direct or contingent, guaranteed or not, in charge of a person.
“Loss” or “Losses” shall have the meaning attributed in the Tenth Clause of this Agreement.
“Open Period” means any period of time regarding the prescription term that has not expired as applicable pursuant to the Applicable Laws.
“Permit” means all and any concession, license, permits, extensions, consents, waivers, authorizations, rights, inscriptions, registry or approvals of or issued by any Federal, local or municipal Authority, in accordance with the Applicable Law, which are necessary or convenient for the operation, exploitation and development of the Business and fulfill the Transaction in the terms of this Agreement,
“Person” means any individual, company, civil corporation, association, firm, trust, organization with no legal capacity, Authority or other entity.
“Pesos” means the legal currency in Mexico.

“Purchase Price” means the amount of US$196,645,542.03 (one hundred and ninety six million six hundred and forty five thousand five hundred and forty two Dollars 03/100), price equivalent to the average share price of Asur in the BMV under the ticker symbol “asurb.mx” for the last 90 (ninety) days in which there were transactions conducted in connection with ASUR in such market, converted to Dollars with an exchange rate of US$13.45 (thirteen Dollars 45/100) Dollars per Peso.
“Claim” means the written and truthful statement about the existence of a fact, event, issue, circumstance or situation that could become a Loss for the indemnification under the Tenth Clause of this Agreement.
“Third Parties Claim” means: (i) a Claim brought by any third party, including any Authority; or (ii) a fact, event, issue, circumstance or situation that could become into a Loss subject to an indemnification from which may arise the possibility of Lawsuit or Claim filed by a third party.
“Requirements of the Law” shall have the meaning attributed in Representation II.(12) of this Agreement.
“SAR” means the Savings System for Retirement or any successor Authority to all or any functions of such entity in Mexico.
“SCT” means Mexico’s Ministry of Communications and Transports.
“SEC” means the U.S. Securities and Exchange Commission.
“Companies” shall have the meaning attributed in Representation II. of this Agreement.
“Strategic Partner” shall have the meaning attributed to it in the Privatization Documents.
“Subsidiaries” means the entities listed in Appendix “C” of this Agreement.
“Exchange Rate” means the exchange rate to settle liabilities in foreign currency payable in Mexico as published by the Bank of Mexico in the Federal Official Gazette.
“Seller” shall have the meaning attributed in the proem of this Agreement.

1.2 Except as otherwise specially indicated, all the references to numbers or letters of the clauses, sections or paragraphs refer to numbers or letters of the clauses, sections or paragraphs of this Agreement, and all the references to Annexes and Appendixes referred to Annexes and Appendixes attached and incorporated to this Agreement. The words “in this”, “of this”, “hereunder” or similar words refer to this Agreement as a whole, and not to a specific clause, section or paragraph of this Agreement. It is considered that the words “include”, “included” and “including” will be followed by the words “with no limitation”, unless otherwise stated.
1.3 In case of any discrepancy between the definitions contained in section I.1 of the First Clause of this Agreement and any other provision of this Agreement shall prevail the meaning given to that term in such other provision.
1.4 It is considered that any reference to any law or regulation includes the amendments thereto from time to time or any successor law or regulation of the latter.
1.5 All the Seller’s Representations that make reference to an “Open Period” and that implied that covers any period of time prior to February 14, 2005 shall be considered to be deemed as far as it is known by the Seller in respect to the events and circumstances that occurred before February 14, 2005.
SECOND. Purchase, Purchase Price and Payment Method.
2.1 Purchase.
(a)
Subject to the terms and conditions of this Agreement and subject to the performance of the Conditions on the Closing Date Seller will sell to the Purchaser and the Purchaser will acquire from the Seller the Shares clerar and free from any Lien.

2.2 Purchase Price of the Shares.
(A) Purchase Price of the Shares. The total purchase price that the Purchaser will pay to the Seller on the Closing Date for the Shares will be the Purchase Price, which payment will be performed pursuant to the set forth in the following paragraph (B).
(B) Payment Method of the Shares. (a) At the Closing Date the Purchaser will pay to the Seller the Purchase Price either in Dollars or its equivalent in Pesos, in accordance with the Exchange Rate published by the Bank of Mexico in the Federal Official Gazette, the Business Day before the Closing Date, by means of an electronic bank transfer of immediately available funds to the accounts identified by the Purchaser at least 5 (five) Business Days before the Closing Date.

THIRD. Closing Date, Delivery of Documents.
3.1 The Closing of the Purchase of the Shares. The closing of the Shares purchase (the “Closing”) and the execution of the Transaction shall take place at the offices of Promecap, S.A. de C.V., located in Bosque de Alisos 47-A, third floor, Colonia Bosques de las Lomas, 05120 Mexico, Federal District, no longer than 5 (five) Business Days after the date in which the Conditions are met (or waived, as the case may be) (with the exception of those Conditions that according to their nature or this Agreement will be executed on the Closing Date) or at such other place, date or time as the Parties may agree in writing. For purposes of this Agreement, the date in which the Closing occurs will be referred to hereinafter as the “Closing Date”.
3.2 Delivery of Documents by the Seller. At the Closing Date and simultaneously to the payment of the Purchase Price in terms of the Second Clause of this Agreement, Seller shall deliver to the Purchaser:
(A)
the Shares free and clear of any Lien, through the delivery of the share certificates of ADS’s which are representative of the latter, duly issued and endorsed in favor of the Purchaser or the Persons appointed for such purposes in accordance to this Agreement and the Applicable Law; and

(B)
certificate duly signed by the sole administrator of the Seller, according to the format attached hereto as Appendix “I”, certifying that at the Closing Date that all and each of the Representations made by the Seller regarding the Companies in Representation II of this Agreement are valid and true as if it have been made at the Closing Date.

FOURTH. Taxes. Each of the Parties of this Agreement shall pay the applicable Taxes or which are applicable to such Party pursuant to the Applicable Law, as a result of the execution and performance of this Agreement
FIFTH. Survival of Representations and Warranties. The Representations and Warranties of the Seller contained in sections (I) and (II) of the Representations section or in any certificate, annex, appendix, document or instrument executed and delivered pursuant to this Agreement or in connection with the negotiation, execution and performance of this Agreement, shall survive and stay in full force up to the Expiration Date of each one.

SIXTH. Conditions.
6.1 Purchaser’s obligation to buy the Shares on terms of the Second Clause of this Agreement, to pay the Purchase Price and generally to comply with all other obligations under this Agreement related to such purchase and such payment, will be subject to the compliance of the following conditions (collectively the “Purchaser’s Conditions”):
(A)
The representations and warranties of the Seller set forth in sections I and II of the Representations shall remain valid, accurate and correct in all their relevant aspects on the Closing Date, as if they were made on that date.

(B)
The Seller or FCP had complied in their terms with all and each of the assumed obligations by the Seller or FCP pursuant to Clauses Second, Third, Fifth, Seventh and Thirteenth, sections (c) and (d), as well as complied, in their more relevant aspects, with any other obligations assumed by the Seller or FCP in accordance to this Agreement, except as provided, in this last case, remediable default which does not involves a material adverse effect for the Purchaser, the Companies, the Transaction, the Business of the Business Assets.

(C)
That the Seller has executed the Transaction Documents to which it is party and has delivered to the Purchaser all the documents and certifications required under section 3.2 of the Third Clause of this Agreement.

(D)	The COFECO Approval has been issued and is in full force and effect pursuant to the Applicable Law, authorizing the consummation of the Transaction.
(E)
The conditions set forth in section 6.1 of the Clause of Corporativo G Agreement have been met or waived by the Purchaser and that, the closing of the transactions set forth by the Corporativo G Agreement are carried out simultaneously to the closing of the transactions under this Agreement.

6.2 Seller’s obligations to sell the Shares pursuant to the Second Clause of this Agreement and generally the obligation to comply with all other obligations under this Agreement related to such sell, shall be subject to the compliance of the following conditions (collectively, “Seller’s Conditions” and together with Purchaser’s Conditions, the “Conditions”):
(A)	The Buyer’s representations and warranties contained in section III of the Representations shall remain valid, accurate and correct on the Closing Date as if they were made on that date.

(B)
The Purchaser has complied under its terms with each and every obligation by the Purchaser in accordance with the Clauses Second, Seventh and Thirteenth, section (c) and (d), as well as complied, in their more relevant aspects, with any other obligations assumed by the Purchaser in accordance to this Agreement, except as provided, in this last case, any remediable default which does not involves a material adverse effect for the Sellers, FCP or the Transaction.

(C)	The COFECO Approval has been issued and is in full force and effect pursuant to the Applicable Law, authorizing the consummation of the Transaction.
(D)
The conditions set forth in section 6.1 of the Clause of Corporativo G Agreement have been met or waived by the Seller and that, the closing of the transactions set forth by the Corporativo G Agreement are carried out simultaneously to the closing of the transactions under this Agreement.

SEVENTH. Other Obligations of the Seller and the Purchaser
(A) From the execution date of this Agreement and until the Closing Date, the Seller agrees to make its transactions in the ordinary course of business, and will not take any action as a direct or indirect shareholder of the Companies, as the case may be, so that (in each case with the exception if (i) it is expressly required by, be provided in, and/or permitted by this Agreement; (ii) required by the Applicable Law and previously written disclosed to the Purchaser, either in the Annexes to this Agreement or in a separate document; and/or (iii) otherwise agreed in writing by the Purchaser), the Companies conduct their transactions outside the ordinary course of business. Likewise, from the date of execution of this Agreement and until the Closing Date, the Seller agrees not to exercise its rights as holder of the Shares in a way that the companies conduct their transactions outside the ordinary course of their business. For purposes of this clause, it will be understood that the Companies are acting in the ordinary course of the business when they carry out any act with the purpose of achieving business opportunities in other companies within or outside of Mexico, that are involved in the Business even when such opportunities are not reflected in the budgets and business plans currently approved by the Companies. The Seller shall refrain from any action which results, or may result in a breach of any of the conditions set out in the Sixth Clause of this Agreement.

(B) Without limiting the generality and applicability of the obligation contained in the paragraph immediately preceding, since the date of execution of this Agreement and until the Closing Date, the Seller is obliged, as a direct or indirect shareholder of the Companies, not to exercise the rights related to shares and/or participations owned by the Seller in any of the Companies, either directly or indirectly, for the approval of, or taking any action influencing and cause the approval by the Companies of, any of the following acts without the prior written consent of the Purchaser:
(i) encumber or dispose the Shares nor the Business Assets, nor granting rights and options regarding the Shares or the Business Assets in favor of any Person other than the Purchaser;
(ii) decreed the payment or pays dividends (in cash, in shares or in kind) with charge to the Companies, or distribute the profits of the Companies or any amount to its shareholders, with the exception of dividends or distributions of the Subsidiaries to Asur;
(iii) increase or decrease the capital stock of the Companies, or carry out restructures in the capital stock of the Companies, including, without limitation, amortization of shares, changes of the par value of the Shares, changes in the total number of Shares as a result of divisions, splits, reverse splits or similar events with the same effects, nor be bound to perform any of the abovementioned acts;
(iv) incur or assume, directly or indirectly, Liabilities with charge to the Companies outside the ordinary course of the business, including the issuance of bonds convertible into shares of the Companies, granting guarantees in favor of third parties, creating Liens or dispose under any legal title of any assets or properties of the Companies, including the Business Assets, but not including, the Liabilities incurred to realize any investment or acquisition in one or more companies which carry out activities related with the Business in or outside Mexico;
(v) merger, split or transform the Companies, or amend their by-laws;
(vi) request or seek any offer or proposal of any third party to purchase or sell any direct or indirect participation in the Shares, the Companies, the Business or the Business Assets, or any investment, purchase, merger, alliance or agreement for sale or disposition of the Shares, the Companies, the Business or the Business Assets or any transaction that may compete with, or would hinder the Transaction in accordance with this Agreement (each, a “Competitive Transaction”);
(vii) provide or allow the access to any third party to the facilities of the Companies (including its branch offices), to the Business Assets, the staff, consultants, agents, books or records of the Companies, in order to evaluate or propose any Competitive Transaction;

(viii) seek or carry out negotiations with third parties in connection with any Competitive Transaction, nor enter into any contract, commitment, letter or agreement in connection with the latter, in the understanding that if the Seller, the Companies or any officer or director of the Companies received any unsolicited offer or any proposal in connection with any Competitive Transaction by any third party, the Seller, the Companies or the officers or directors of the Companies, as applicable, must immediately inform to the third party of the existence of this Agreement (without disclosing the terms hereof), and therefore incapable to proceed with any negotiations with such third party;
(ix) (i) execute contracts, agreements, arrangements or commitments of any type between the Companies, on the one hand, and the Seller and Seller Affiliates, on the other; or (ii) make any payment by the Companies to the Seller or the Seller Affiliates, except for the payments that have full force and effect at the date of execution of this Agreement, including the Technical Assistance Agreement; and
(x) modify the policies or accounting and fiscal practices of the Company.
(C) Likewise, without limiting the generality and applicability of the obligations contained in paragraphs (A) and (B) above, from the execution date of this Agreement and until the Closing Date, the Seller agrees to:
(i) either directly or through its Affiliates, not to seek or request any Competitive Transaction;
(ii) not to request or seek any offer or proposal of any third party to purchase or sell any direct or indirect participation, in any company in which participates in any other operating airport group that operates in Mexico, or any transaction that may compete with or could hinder the Transaction in accordance with this Agreement;
(iii) either directly or through its Affiliates, not to allow or give access to any third party to the Companies’ documents with the purpose of evaluating or proposing any Competitive Transaction;
(iv) either directly or through its Affiliates, not to seek or execute negotiations with third parties in connection with any Competitive Transaction, or enter into any agreement, commitment or letter in connection therewith, in the understanding that in case the Seller or any of its Affiliates receives from a third party any unsolicited offer or any proposal in connection with any Competitive Transaction, the Seller or any of its Affiliates, as applicable, shall be obliged to immediately inform the third party of the existence of this Agreement (without disclosing the terms thereof), and therefore incapable to proceed with any negotiations with such third party;
(v) (y) not execute any agreements, arrangements or commitments of any type between the Companies, on the one hand, the Seller and the Seller Affiliates, on the other, or (z) make any payment for the Companies to the Seller or the Seller’s Affiliates, except for the payments that have full force and effect as of the date of execution of this Agreement, including the Technical Assistance Agreement;

(vi) perform its best effort so at the Closing Date the Approval of the COFECO is obtained;
(vii) make its best effort to: (y) ensure that all Representations and warranties of the Seller contained in section I and II of the Representations of this Agreement or in any certificate, annex, document or instrument executed and delivered pursuant to this Agreement or in connection with the negotiation and the execution of this Agreement, are authentic, valid and correct at the Closing Date, as applicable; and (z) all other conditions set forth in section 6.1 of the Sixth Clause are met; and
(viii) immediately inform in writing with acknowledgment of receipt to the address of the Purchaser of the occurrence of any event, condition or circumstance occurring after the date hereof until the Closing Date, that could constitute or result in a violation of any representation or warranty of Seller contained in section I and II of the Representations of this Agreement or any certificate, annex, document or instrument executed and delivered pursuant to this Agreement or in connection with the negotiation or execution of this Agreement or that could adversely affect the Companies or the Business financial condition or the business perspectives of the Companies.
(D) The Purchaser agrees to:
(i) not to request or seek any offer or proposal of any third party to purchase or sell any direct or indirect participation, in any company in which participates in any other operating airport group that operates in Mexico, or any transaction that may compete with or could hinder the Transaction in accordance with this Agreement;
(ii) perform its best effort so at the Closing Date the Approval of the COFECO is obtained;
(iii) make its best effort to: (y) ensure that all Representations and warranties of the Seller contained in section I and II of the Representations of this Agreement or in any certificate, annex, document or instrument executed and delivered pursuant to this Agreement or in connection with the negotiation and the execution of this Agreement, are authentic, valid and correct at the Closing Date, as applicable; and (z) all other conditions set forth in section 6.1 of the Sixth Clause are met; and

(iv) immediately inform in writing with acknowledgment of receipt to the address of the Purchaser of the occurrence of any event, condition or circumstance occurring after the date hereof until the Closing Date, that could constitute or result in a violation of any representation or warranty of Seller contained in section I and II of the Representations of this Agreement or any certificate, annex, document or instrument executed and delivered pursuant to this Agreement or in connection with the negotiation or execution of this Agreement or that could adversely affect the Companies or the Business financial condition or the business perspectives of the Companies.
EIGHT. Expenses. Unless otherwise writtenly expressed by the parties, they agree that each Party shall be responsible and will pay the expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the achievement of the Transaction, including the fees and expenses of their respective agents, representatives, attorneys and financial advisors.
NINTH. Additional Commitments. Each Party agrees to perform the necessary or convenient acts, including the execution of agreements and other instruments to give effect to this Agreement and to the Transaction, in the terms of this Agreement.
TENTH. Indemnification.
10.1.1 Indemnification by the Seller. FCP and the Seller agree and are joint obligors (the “Joint Obligors”) to indemnify, defend and hold the Purchaser harmless from and against any liability, and their respective shareholders, board members, directors, oficers, managers, employees, Affiliates, successors and assignees, (each of them “Purchaser Indemnified Party” and collectively the “Purchaser Indemnified Parties”) for the full amount of any Claim, loss, damages, lost profits, contingency judgments, charge, fine (including interest, penalties, costs and attorneys’ fees, expert witnesses and consultants), obligation or Lien of any nature, suffered, or expenditures by any Indemnified Party (hereinafter the “Losses”) due to:
(i)	any perjury, vagueness, breach of any representation or warranty of the Seller set forth in this Agreement, on the date of signature of this Agreement or the Closing Date;
(ii)	any violation or breach by the Seller of any of its obligations under this Agreement;
(iii) any Tax by the Seller in connection with the sale of the Shares;
(iv)	any vice, Liability or contingence of any type (including Taxes), which originates, causes, arises out of, or is related to the transfer of the Shares by the Seller prior to the Closing Date; and

(v)	all the costs and fees of attorneys, experts witnesses and consultants, incurred in connection with any of the paragraphs (i), (ii), (iii) and (iv) above.
established, in connection with the foregoing, that any Purchaser Indemnified Party may file a Claim Request for the abovementioned concepts in terms of this Tenth Clause in connection with any Losses related with, (i) section 10.1.1(i), no longer than 90 (ninety) days after the Expiration Date of the applicable representation and warranty; and (ii) sections 10.1.1(ii), 10.1.1(iii), 10.1.1 (iv) and 10.1.1(v) of this Clause, no longer than 90 (ninety) days after the prescription period pursuant to the Applicable Law.
The Purchaser agrees and acknowledges that he won’t be entitled to receive any indemnification for any Loss (i) if such Losses arise from circumstances, events, actions and situations that have been disclosed to the Purchaser in this Agreement; (ii) until there is a final resolution or a definite transaction agreement regarding the event that caused the Loss; or (iii) if the Losses are caused by situations, events, acts, omissions and/or circumstances occurring after the Closing Date (except for those obligations arising before the Closing Date and that its terms subsists after the Closing Date).
10.1.2 Indemnification by the Purchaser. The Purchaser agrees and is obliged to indemnify, defend and hold the Seller harmless from and against any liability and its respective shareholders, board members, directors, officers, managers, employees, Affiliates, successors and assignees (each of them “Seller Indemnified Party” and collectively the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) for the full amount of any Losses due to:
(i)	any perjury, vagueness, breach of any representation or warranty of the Purchaser set forth in this Agreement, on the date of signature of this Agreement or the Closing Date;
(ii)	any violation or breach by the Purchaser of any of its obligations under this Agreement;
(iii)	all the costs and fees of attorneys, experts witnesses and consultants, incurred in connection with any of the paragraphs (i), (ii), (iii) and (iv) above.
Established, in connection with the foregoing, that any Seller Indemnified Party may file a Claim Request for the abovementioned concepts in terms of this Tenth Clause, (i) no longer than 90 (ninety) days after the prescription pursuant to the Applicable Law regarding any Losses related to section 10.1.2(ii) of this Clause; and (ii) no longer than 12 (twelve) months after the Closing Date regarding any Losses which are not related with section 10.1.2(ii) of this Clause.

The Seller agrees and acknowledges that he won’t be entitled to receive any indemnification for any Loss (i) if such Losses arise from circumstances, events, acts or situations that have been disclosed in this Agreement; or (ii) until there is a final resolution or definite transaction agreement regarding the event that caused the Loss.
10.2 Indemnification Procedure. The Parties agree as follows:
10.2.1. Claims between the Parties. Any Indemnified Party shall give a written notice to the Indemnifying Party within 5 (five) Business Days from the date on which he had actual knowledge of the cause giving rise to a Claim, that is not a Third Party Claim, with respect to which such Indemnified Party is entitled to be indemnified by the Indemnifying Party for any Losses under section 10.1 of this Tenth Clause, specifying the details, the nature of the act, event, issue, circumstance or situation constituting the cause of the Claim and, if known, the amount or an estimate amount of the Loss, (the “Claim Notice”). If the Indemnifying Party fails to notify the Indemnified Party within 15 (fifteen) Business Days after receiving the Claim Notice, that the Indemnifying Party rejects its liability pursuant to section 10.1, the Claim made by the Indemnified Party in its notification and the Losses will be considered valid and accepted, constituting a due and payable liability against the Indemnifying Party equal to such Losses, in accordance with section 10.1. The Indemnifying Party shall pay the amount of such Loss to the Indemnified Party when requested or, in case of any Claim in which the amount (total or partial) of the Loss is estimated, on the date such amount is determined.
10.2.2. Support Documentation. Within 5 (five) Business Days (with the exception of the day in which the Claim Notice is made), in case of a Third Party Claim and within 10 (ten) Business Days for any other Claim, counted from the date of the Claim Notice, the Indemnified Party shall provide the Indemnifying Party information and, when applicable, the available documents evidencing the Claim.

10.2.3. Third Party Claims. In case of a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party within 10 (ten) Business Days from the date in which the Indemnified Party had actual knowledge of the cause giving rise to a Third Party Claim, through a Claim Notice in terms of section 10.2.1 above; provided, however, that any delay in the notification to the Indemnifying Party shall release the Indemnifying Party of any liability set forth in this Agreement only to the extent that such delay prejudices effectively and important the rights, remedies, defenses or legal actions that have been available regarding such Claim or if there wasn’t any delay. The Indemnifying Party shall be entitled to participate in, or by written notice to the Indemnified Party, to choose to assume the defense of, or be fully responsible for, the due diligence, investigation, legal action, lawsuit or proceeding, including the hiring of legal and tax advisors and the payment of the properly documented reasonable fees and expenses of the legal or tax advisers abovementioned. If the Indemnifying Party refuses to assume or not assume the defense of, or is not fully responsible for the due diligence, investigation, legal action, lawsuit or proceeding, cause of the Third Party Claim in the terms set forth above, within 5 (five) Business Days after receiving the Claim Notice, then the Indemnified Party may hire legal advisors to represent or defend it in any due diligence, investigation, action, lawsuit or proceeding, on the understanding that all the losses, expenses, costs and expenditures that confronts, suffered or disbursed by the Indemnified Party in connection with the defense of such Third Party Claim shall be paid by the Indemnifying Party. In any due diligence, investigation, legal action, lawsuit or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party is entitled to participate and hire its own legal advisor paying its own fees and expenses of such legal advisors. The Indemnifying Party may not settle or conclude any due diligence, investigation, legal action, lawsuit or proceeding if such termination or settle involves the fault acknowledgment of the Indemnified Party or the Companies, or is not made with the written consent of the Indemnified Party.
10.2.4. Cooperation between the Parties. Whether or not the Indemnifying Party chooses to defend a Claim that arises from a lawsuit or by a Third Party Claim or through any claim that may result in a Loss, as set forth in this Tenth Clause, all the parties will cooperate in the defense thereof and will deliver the information, documentation and proofs, and will attend to hearings, introduction of evidence procedures, trials and appeals, as reasonably requested in connection therewith.
10.2.5. Characterization of Indemnification Payments, Calculation of Losses; Taxes.
(a) The Parties agree that any Indemnification Payments made under this Tenth Clause, will be treated by the Parties as an adjustment to the Purchase Price, and shall be made in cash, in immediately available funds, within 5 (five) Business Days after the corresponding indemnification payment has been determined and is payable in accordance with this Tenth Clause.

(b) All the required payments made by any party must be free of, and without deductions or withholdings in account of, all or any future or present Tax, according to this Tenth Clause. If the Indemnifying Party is required by Applicable Law to make any Tax deduction from the payable amount, or the Indemnified Party is otherwise required to pay any Tax on account of any amount received as payment under this Tenth Clause, then (i) the payable amount shall be increased as necessary after making all the required deductions (including deductions of additional payable amounts under this section) or to pay all the applicable Taxes, the Indemnified Party shall receive an equal amount to the sum that would have received if such deductions had not been made or the Taxes paid, (ii) the Indemnifying Party shall make such deductions, and (iii) the Indemnifying Party shall pay the full deducted amount to the Authority in accordance with Applicable Law. The Indemnified Party shall cooperate with the Indemnifying Party in order to reduce any additional payable amount by such Indemnifying Party in accordance with this section 10.2.5 (b).
10.3 Limitations to the Indemnification Obligations
10.3.1. Minimum Loss Amount. The Parties agree that the Indemnifying Parties will not have any obligation to indemnify or compensate the Indemnified Parties, unless the Losses, individually or collectively, exceed 3% (three percent) of the Purchase Price paid on the Closing Date (the “Deductible”), in which case, the Indemnified Parties are entitled to be indemnified or compensated solely by the amounts of Losses that exceeds the Deductible.
ELEVENTH. Termination of the Agreement. (a) This Agreement may be terminated by:
(i)	in any time, by mutual written agreement of the Purchaser and the Seller;
(ii)
by the Purchaser if at any moment before the Closing, the warrantees and representations of the Seller stop being correct, with the exception of errors and inconsistencies which are not relevant, or as a consequence of the occurrence, before the Closing date, a Material Adverse Change;

(iii)	by the Seller if at any moment before the Closing, the warrantees and representations of the Purchaser stop being correct, with the exception of errors and inconsistencies which are not relevant;
(iv)	if the approval of COFECO is not obtained; and
(v)	by the Purchaser or the Seller in case that the Closing does not occur before 120 (one hundred and twenty) Business Days after the signature of this Agreement.
(b) In the event this Agreement is terminated in accordance with section (a) above, the Agreement will not further have effects, except that such termination shall be without prejudice to any rights or remedies of any party under the Applicable Law, regarding any violation or breach by either party with their respective obligations under this Agreement. Notwithstanding the foregoing, the provisions of Clause Tenth, Eleventh and Twelfth, shall remain in effect after the termination of this Agreement in accordance with their respective terms.
TWELFTH. Confidentiality.
(a) The Parties shall keep all the information relating to this Agreement as confidential, except for the information that: (i) the Parties agreed in writing that it may be disclosed; (ii) the information is public, and/or (iii) any Party has the obligation of disclosing, make available to, or share with any administrative or judicial authority or any stock market or market on which its shares or securities are listed, in accordance with the Applicable Law or in virtue of any court order or administrative decision, in such case it shall inform in writing the other Parties regarding its obligation to disclose the information.
(b) The Parties expressly agree that the execution of this Agreement supersedes and replaces any previous document, verbal or written agreement between the Parties with respect to the confidentiality obligations, including, without limitation, the Confidentiality Letter.
THIRTEENTH. Miscellaneous
(a) Applicable Law; Arbitration.
(i)	This Agreement shall be governed by and construed in accordance with the federal laws of Mexico.
(ii)
Any dispute, conflict or claim arising out or in connection with the validity, intention, interpretation, performance or enforcement of this Agreement, shall be exclusively referred to, and finally settled exclusively by, arbitration, under and in accordance with the provisions of the Arbitration Chamber of Commerce of Mexico City in force on this date (the “Canaco Provisions”)

(iii)
The arbitration tribunal will consist of 3 (three) arbitrators. An arbitrator shall be appointed by the Seller, the other arbitrator by the Purchaser and the third will be appointed by the 2 (two) arbitrators appointed by the Parties. If within 15 (fifteen) Business Days after the appointment of the last of the 2 (two) first arbitrators, the third arbitrato has not been appointed by the first 2 (two) arbitrators, then the third arbitrator shall be appointed by the National Chamber of Commerce of Mexico City in accordance with the Canaco Provisions.

(iv)
The arbitration shall take place in Mexico City, Federal District, Mexico. The arbitration proceedings will be conducted in Spanish and all briefs and documents, whether or not are considered as evidence should be filed in Spanish.

(v)
The arbitration procedure set forth in this section (a) of Clause Thirteenth is the only way to resolve any disputes between the Parties. The arbitral award will be definitive, unappealable and immediately due and payable to the Parties and may be submitted by either Party to any court of competent jurisdiction and the parties expressly submit to the jurisdiction of such court solely for the execution of this arbitration agreement and any arbitral award rendered hereunder. In this enforcement action, regardless of where it started, none of the Parties shall seek to reverse, invalidate or modify the decision of the arbitrators procedures established in this section (a) of the Thirteenth Clause Thirteenth. The arbitrators’ fees and other costs of such arbitration shall be paid by the Parties in the proportions specified in the arbitrators award.

(b) Notices. All notices, requests and other communication shall be in writing and shall be personally delivered, as well as by facsimile with the appropriate acknowledgment of receipt or by email with delivery and read confirmation, or through an immediate delivery private courier service with acknowledgment of receipt (e.g., DHL, UPS or Federal Express). Such notice shall be considered delivered when it was personally delivered or when sent by facsimile or email with the appropriate confirmation, or if sent by mail through a private courier service, 2 (two) business days after the date delivery to the following addresses:
(i) If to the Purchaser, to:
Grupo ADO, S.A. de C.V.
Av. Ignacio Zaragoza No. 200, Edif. B
Cal. Siete de Julio
C.P. 15390 México D.F.
Attention: Ligia C. González Lozano or Luis Fernando Lozano Bonfil
Telephone: (52) (55) 5133-2500 ext. 3132
Facsimile: (52)(55) 5133-2560 / 5133-3141
Email: ligia.gonzalez@grupoado.com.mx llozano@grupoado.com.mx

With copy (which shall not constitute notice) to:
Creel, García-Cuéllar, Aiza y Enríquez, S.C.
Paseo de los Tamarindos No. 60 Tercer Piso
Bosques de Las Lomas
05120 México, D.F.
Attention: Jean Michel Enríquez Dahlhaus
Telephone: (52)(55) 1105-0602
Facsimile: (52)(55) 1105-0690
Email: jean.michel.enriquez@creelmx.com
(ii) If to the Seller, to:
Agrupación
Bosques de Alisos 47-A, Piso 3
Col. Bosques de las Lomas
Deleg. Cuajimalpa
05120 México, D.F.
Attention: Federico Chávez Peón Mijares
Telephone (52) (55) 1105-0834
Facsimile: (52)(55) 5259-6269 / 5259-3141 / 5259-2560
With a copy (which shall not constitute notice) to:
Mijares, Angoitia, Cortés y Fuentes, S.C.
Montes Urales 505 piso 3,
Col. Lomas de Chapultepec
11000 México, D.F., México
Attention: Ricardo Maldonado Yáñez
Telephone: (52)(55) 5201-7400
Facsimile: (52)(55) 5520-1065 / 75
Email: rmaldonado@macf.com.mx

Any Party may change its address or Person to receive the notice, according to this Agreement, by means of a notice delivered to the other Parties, pursuant to this Section (b) of Clause Thirteenth.
(c) Joint Obligor. (i) FCP agrees to be joint obligor with respect of all the Sellers obligations under this Agreement and to appear at the execution of this Agreement to establish himself as Joint Obligor of the Seller, in accordance with articles 1988, 1989 and other applicable of the Federal Civil Code and its correlatives in other civil codes of Mexico. The Joint Obligor agrees to comply, up to the limit of its responsibility, with each and every one of the terms and conditions contained herein. The Joint Obligor expressly waives the benefits of order and discussion contained in articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823 and other articles on the Federal Civil Code and its correlatives in other civil codes of Mexico.
(ii) In the case that ADO Group decides to assign the rights and obligations arising from this Agreement in terms of paragraph (f) below of this Clause, ADO should assume the character of joint obligor of the assignor regarding all the obligations of the Purchaser under this Agreement and agrees to appear at the execution of any document or instrument that the Seller considers that is required to become joint obligor of the assignee against the Seller, in accordance with the articles 1988, 1989 and other applicable articles of the Federal Civil Code and its correlatives in other civil codes of Mexico. ADO Group as joint obligor shall expressly waive the benefits of order and discussion contained in articles 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823 and other articles on the Federal Civil Code and its correlatives in other civil codes of Mexico.
(d) Public Announcements. None of the parties may issue press communication or any other public notice related with the Transaction without first consulting the other party. Both Parties shall agree in writing to the form and terms of any notice or statement in this regard. The foregoing in the understanding that a Party may issue a press communication or make a public announcement if it is required in accordance with the Applicable Law or any agreement for listing the securities held by a stock market or automated quotation system on which such Party or any of its affiliates are required to issue a press communication or make a public announcement before the other Party and to agree the best possible form and terms of any announcement or communication.
(e) Entire Agreement. This Agreement and the other Transaction Documents and any other document regarding the Transaction, and its Annex constitute the entire agreement between the parties hereto and supersede all prior written or oral agreements, regarding this Agreement.

(f) Binding Effect; Assignment. This Agreement shall be biding to the Parties and their respective successors, assignors, heirs and legatees, and the Parties may not assigned their rights and obligations derived from the latter without the prior written consent of the other Parties, provided, however, that the Purchaser may assigned and transfer its rights to a subsidiary of 100% (one hundred percent) pursuant to the terms of this Agreement, by written notice to the Seller, accompanied with the documents that prove (to the satisfaction of the Seller) the subsidiary character of the assignee. Any assignment in contravention of this section (f) of Clause Thirteenth will be void. Any assignee of the Parties shall assume in writing to the other Parties the obligations under this Agreement on the same terms and conditions that forced his assignor.
(g) Annexes and Attachments. The annexes, appendixes and attachments are an integral part of this Agreement as if they were hereby reproduced, and it is considered that any reference made to this Agreement includes all its annexes, appendixes and attachments.
(h) Delivery of Notices. The parties expressly agree that the failure to deliver any notice or notification under this Agreement will not result in the loss of the right to claim that attends the party that should have made such notice or notification, but only entitles the other party to request the payment of any Losses caused by the lack of timely delivery of such notice or notices.
(i) Headings. The headings in this Agreement are for reference only and shall not affect its interpretation.
(j) Copies. This Agreement shall be signed in 3 (three) or more copies, which shall be considered together as a single document.
IN WITNESS WHEREOF, the Parties have caused this Agreement, as of the abovementioned date in this Agreement.
[SIGNATURES IN THE FOLLOWING PAGES]

THE PURCHASER:

Grupo ADO, S.A. de C.V.

Name: José Antonio Pérez Antón
Title: Attorney-in-fact

THE SELLER:

Agrupación Aeroportuaria
Internacional III, S.A. de C.V.

Name: Fernando Gerardo Chico Pardo
Title: Attorney-in-fact
With the appearance of Mr. Fernando Gerardo Chico Pardo, solely and exclusively for the purposes set forth in Clauses Tenth and Thirteenth (c)

Fernando Gerardo Chico Pardo

Conditional Share Purchase Agreement
among
Grupo ADO, S.A. de C.V.
and
Agrupación Aeroportuaria Internacional III, S.A. de C.V.
With the appearance of
Fernando Gerardo Chico Pardo
November 7, 2011